Exhibit 10.3

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Settlement and Mutual Release Agreement (“Agreement”) is made and entered into effective as of May 11, 2017, by and between James Beckmann (“Beckmann”), Image Quest Worldwide, Inc. (“Image Quest”) and Premier Exhibitions, Inc. (“Premier”) (each referred to herein individually as a “Party” and collectively as “the Parties”).

A.                 WHEREAS, the Parties are parties to Litigation, captioned as Premier Exhibitions, Inc. v. James Beckmann and Image Quest Wordwide, Inc Case No. A-14-711290-C, in the District Court, Clark County Nevada (the “Lawsuit”), and

B.                 WHEREAS, Beckmann is a signatory to a personal guarantee in which he guaranteed certain obligations of Image Quest under a sublease entered into between Image Quest and Premier, dated July 19, 2010 (the “Guarantee” and the “Sublease” respectively); and

C.                 WHEREAS, Beckmann and Image Quest filed proofs of claim (the “Bankruptcy Claims”) against Premier and/or its affiliated debtor RMS Titanic, Inc. in Premier’s jointly administered Chapter 11 Bankruptcy Case pending in the United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division (the “Bankruptcy Court”); and

D.                 WHEREAS, the Parties, in order to avoid further expense, wish to resolve all disputes between them and each Party denies any liability.

NOW, THEREFORE, for good and valuable consideration, the Parties to this Agreement hereby agree to settle all actual and potential claims pursuant to the following terms and conditions:

1.                  Settlement Disbursement. Neither Party shall pay to the other any compensation.

2.                  Approval of Bankruptcy Court. Each of the Parties acknowledges that this Settlement Agreement is contingent upon approval by the Bankruptcy Court of this Settlement and Release Agreement. Within five (5) business days of the execution of this Agreement, Premier will move the Bankruptcy Court to approve this Agreement. In the event the Bankruptcy refuses to approve this Agreement, this Agreement shall be void ab initio, and shall have no force and effect.

3.                  Dismissal of Lawsuit. Within five (5) business days of the approval by the Bankruptcy Court, (i) the Parties shall jointly stipulate to dismiss the Lawsuit with prejudice with each Party to bear its own attorneys’ fees and costs, such dismissal with prejudice shall include all claims of Premier and all counterclaims of Image Quest and Beckmann, and (ii) Beckmann and Image Quest shall withdraw or dismiss with prejudice all of the Bankruptcy Claims.

4.                  Release and Termination of Guarantee and Sublease. Upon the Bankruptcy Court’s approval of this Agreement, the Guarantee and Sublease shall be terminated and Premier hereby releases Beckmann from all claims arising under the Guarantee and Image Quest from all claims arising under the Sublease.

5.                  Mutual Releases. The Parties do hereby release, quit and forever discharge each other and all of their respective past and current officers, directors, owners, shareholders, associates, members, partners, employees, agents, independent contractors, joint venturers, parents, subsidiaries, predecessors, successors, affiliates, assigns, insurers, agents, representatives, attorneys, and any and all persons acting by, through, under, or in concert with them (the “Releasees”), of and from any and all manner of action or actions, cause or causes of action, proceeding or proceedings, in law or equity, arising at common law, by contract, by statute or otherwise, and any and all suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages (including, without limitation any claims for actual or consequential, past, present or future damages), losses, costs, or expenses, of any nature whatsoever, known or unknown, disclosed or undisclosed, suspected or unsuspected, fixed or contingent, that the Parties ever had, now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this release, including any matter cause or thing arising from or related to the Lawsuit, the Bankruptcy Claims, the Guarantee, the Sublease, or those matters raised or which could have been raised in the Lawsuit, in the Bankruptcy Claims or in the Bankruptcy Court.

6.                  Express Warranty. The Parties expressly warrant and represent that they have the authority to enter into this Agreement and have not assigned or transferred to anyone else any right, title, interest or claim that they have or may have against one another.

7.                  Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or representations, written or oral, among the Parties or their representatives concerning the subject matter of this Agreement. This Agreement may not be modified or amended in any way except in writing signed by the authorized representative of each Party; no other act, documents, usage, or custom shall be deemed to amend or modify this Agreement.

8.                  Successors. This Agreement inures to the benefit of and is binding on the personal representatives, heirs, beneficiaries, legatees, devisees, successors and assigns of the Parties.

9.                  Joint Drafting. The Parties hereto acknowledge that each has cooperated in the drafting and preparation of this Agreement and has been advised by their respective attorneys regarding the terms, effects and consequences of this Agreement. Accordingly, the Parties agree that in any construction to be made of this Agreement, this Agreement shall not be construed as having been drafted solely by or on behalf of any one or more of the Parties hereto.

10.              Severability. If any of the provisions of this Agreement or any portions thereof are held by a court of competent jurisdiction to be unenforceable or invalid, then the remaining portions of any such provision or remaining provisions of this Agreement shall be deemed valid and enforceable.

11.              Attorneys’ Fees and Costs. The Parties agree that each shall bear their own respective attorneys’ fees and costs in connection with the preparation of this Agreement and in the prosecution and defense of the Lawsuit.

12.              Enforcement of Agreement. If any Party to this Agreement commences a proceeding to enforce its rights hereunder, the prevailing party shall be entitled to recover its costs and expenses, including attorneys’ fees and expenses, if any, reasonably incurred in connection with such proceeding.

13.              Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute a single agreement. A facsimile, photostatic or electronic (e.g., PDF format) copy of this Agreement as executed shall be deemed an original.

14.              Binding Effect. This Agreement shall bind, and inure to the benefit of, the respective subsidiaries, parents and affiliated corporations, and successors and assigns of the Parties hereto.

15.              Notices. Any notice required hereunder shall be in writing and shall be sufficiently given if delivered or sent by reputable overnight courier, hand delivered by messenger service, or sent by certified mail return receipt requested (in each case with evidence of receipt), addressed to the Address for Notice under each party’s signature below.

IN WITNESS WHEREOF, the Parties have executed this Settlement and Mutual Release Agreement.

IMAGE QUEST WORLDWIDE, INC.		PREMIER EXHIBITIONS, INC.

By:	/s/James Beckmann	By:	/s/Jerome Henshall
James Beckmann		Jerome S. Henshall
Title: CEO		Chief Financial Officer

Address for Notice:		Address for Notice:

c/o Jennifer Brastor		3045 Kingston Court, Suite I
Maylor & Brastor		Peachtree Corners, GA 30071
1050 Indigo Dr., Suite 200
Las Vegas, NV 89145

JAMES BECKMANN

By:	/s/James Beckmann

Address for Notice:

c/o Jennifer Brastor
Maylor & Brastor
1050 Indigo Dr., Suite 200
Las Vegas, NV 89145